EXHIBIT 99.1

Wave Systems to Complete $4.4 Million Offering

Lee, MA – February 16, 2006 – Wave Systems Corp. (NASDAQ: WAVX – www.wave.com), a developer of trusted computing solutions and services, announced today that it has agreed upon an issuance of $4,466,500 of its Class A common stock to accredited investors.  Pursuant to the financing, Wave Systems has agreed to sell 8,348,598 shares of Class A common stock at a price of $0.535 per share, as well as warrants to purchase 1,550,868 shares of the company’s common stock within six months at an exercise price of $0.72 per share.  If exercised in their entirety, the warrants would generate an additional $1,116,625 in gross proceeds to Wave.  The transaction is anticipated to close today and is intended to fund Wave Systems’ ongoing operations and general corporate overhead.  The transaction is being done under Wave Systems’ $25 million shelf registration statement which was declared effective by the Securities and Exchange Commission on January 13, 2006.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy securities of Wave Systems Corp.

About Wave Systems

Consumers and businesses are demanding a computing environment that is more trusted, private, safe and secure.  Wave is the leader in delivering trusted computing applications and services with advanced products, infrastructure and solutions across multiple trusted platforms from a variety of vendors.  Wave holds a portfolio of significant fundamental patents in security and e-commerce applications and employs some of the world’s leading security systems architects and engineers.  For more information about Wave, visit http://www.wave.com.

Safe Harbor for Forward-Looking Statements

Except for the statements of historical fact, the information presented herein constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include general economic and business conditions, the ability to fund operations, the ability to forge partnerships required for deployment, changes in consumer and corporate buying habits, chip development and production, the rapid pace of change in the technology industry and other factors over which Wave Systems Corp. has little or no control.  Wave Systems assumes no obligation to publicly update or revise any forward-looking statements.

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Contact:

Gerard T. Feeney, CFO	David Collins, Richard Land

Wave Systems Corp.

Jaffoni & Collins

info@wavesys.com	wavx@jcir.com

413/243-1600	212/835-8500